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                                                                    Exhibit 99.2
                                      BY-LAWS
                                         OF
                           BARR ROSENBERG VARIABLE TRUST


                                     ARTICLE 1
                        Agreement and Declaration of Trust
                                and Principal Office

     1.1. AGREEMENT AND DECLARATION OF TRUST. These By-laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of Barr Rosenberg Variable Trust (the "Trust"), the Massachusetts business trust established by the Declaration of Trust.

     1.2. PRINCIPAL OFFICE OF THE TRUST. The principal office of the Trust shall be located at such place within or without The Commonwealth of Massachusetts as the Trustees may determine from time to time.

                                      ARTICLE 2
                                 Meetings of Trustees

     2.1. REGULAR MEETINGS. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

     2.2. SPECIAL MEETINGS. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Board, if any, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Clerk or an Assistant Clerk or by the officer or the Trustees calling the meeting.

     2.3. NOTICE. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram, telex or telecopy or other electronic facsimile transmission method at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.
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     2.4.  QUORUM.  At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

     2.5. ACTION BY VOTE. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these By-laws.

     2.6. ACTION BY WRITING. Except as required by law, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these By-laws) consent to the action in writing and such written consents are filed with the records of the meetings of Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

     2.7. PRESENCE THROUGH COMMUNICATIONS EQUIPMENT. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

                                      ARTICLE 3
                                       Officers

     3.1. ENUMERATION; QUALIFICATION. The officers of the Trust shall be a President, a Treasurer, a Clerk, and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Board, if one is elected, shall be a Trustee and may but need not be a Shareholder; and any other officer may but need not be a Trustee or a Shareholder. Any two or more offices may be held by the same person.

     3.2. ELECTION AND TENURE. The President, the Treasurer, the Clerk and such other officers as the Trustees from time to time may in their discretion elect shall each be elected by the Trustees to serve until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

     3.3. POWERS. Subject to the provisions of these By-laws, each officer shall have, in addition to the duties and powers set forth herein and in the Declaration of Trust, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.


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     3.4.  PRESIDENT AND VICE PRESIDENTS.  The President shall have the duties and powers specified in these By-laws and shall have such other duties and powers as may be determined by the Trustees. Any Vice Presidents shall have such duties and powers as shall be designated from time to time by the Trustees.

     3.5. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Trust shall be the Chairman of the Board, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, except as the Trustees shall otherwise determine, preside at all meetings of the shareholders and of the Trustees. If no such designation is made, the President shall be the Chief Executive Officer.

     3.6. CHAIRMAN OF THE BOARD. If a Chairman of the Board of Trustees is elected, he or she shall have the duties and powers specified in these By-laws and shall have such other duties and powers as may be determined by the Trustees.

     3.7. TREASURER. The Treasurer shall be the chief financial officer and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

     3.8. CLERK. The Clerk shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Clerk from any meeting of the Shareholders or Trustees, an assistant clerk or, if there be none or if he or she is absent, a temporary clerk chosen at such meeting shall record the proceedings thereof in the aforesaid books.

     3.9. RESIGNATIONS AND REMOVALS. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Clerk or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

                                      ARTICLE 4
                                      Committees


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     4.1.  QUORUM; VOTING.  A majority of the members of any Committee of the
Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

                                      ARTICLE 5
                                       Reports

     5.1. GENERAL. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

                                      ARTICLE 6
                                     Fiscal Year

     6.1. GENERAL. Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears by the Treasurer, and subsequent fiscal years shall end on such date in subsequent years.

                                      ARTICLE 7
                                         Seal

     7.1.  GENERAL.  The Trust shall have no seal.

                                      ARTICLE 8
                                 Execution of Papers

     8.1. GENERAL. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, deeds, leases, contracts, notes, drafts and other obligations made by the Trustees shall be signed by the Chairman, if any, the President, any Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.

                                      ARTICLE 9
                                  Share Certificates

     9.1. SHARE CERTIFICATES. No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize. In the event that the Trustees authorize


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the issuance of Share certificates, subject to the provisions of Section 9.3, each Shareholder shall be entitled to a certificate stating the number of Shares and the series or class owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificates shall be signed by the President or any Vice-President and by the Treasurer or any Assistant Treasurer. Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

     In lieu of issuing certificates for Shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

     9.2. LOSS OF CERTIFICATES. In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

     9.3. DISCONTINUANCE OF ISSUANCE OF CERTIFICATES. The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.

                                      ARTICLE 10
              Provisions Relating to the Conduct of the Trust's Business

     10.1. DETERMINATION OF NET ASSET VALUE PER SHARE. Net asset value per Share of each series or class of Shares of the Trust shall be determined at the times and in the manner specified from time to time by the Trustees.

                                      ARTICLE 11
                              Amendments to the By-laws

     11.1. GENERAL. These By-laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.


Dated:  March 1, 1998


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